Exhibit 99.1

Contact:	David Young
TESSCO Technologies Incorporated
Chief Financial Officer
(410) 229-1380
young@tessco.com

For Immediate Release

TESSCO Reports 48% Core Revenue Growth and Earnings per Share of $0.44

Board Approves Stock Dividend — 1 Share for Every 2 Owned

HUNT VALLEY, MARYLAND, OCTOBER 25, 2006 - TESSCO Technologies Incorporated (Nasdaq:TESS), a value-added supplier of the product solutions needed to design, build, run, maintain and use wireless systems, today reported earnings for the second quarter ended September 24, 2006.

Chairman, President and CEO Robert B. Barnhill commented, “We continued our recent momentum with a strong second quarter, making excellent progress on the achievement of our imperatives resulting in 48 percent growth in commercial and government sales and earnings per share of $0.44.”

Mr. Barnhill continued, “As part of our ongoing commitment to maximize shareholder value, we repurchased approximately 633,000 shares during the quarter, largely as a result of one transaction with a large former shareholder. In addition, with the objective of continuing to broaden our shareowner base, we are declaring a stock dividend of 1 share for every 2 shares owned to shareholders of record on November 15, 2006.”

Progress on the Imperatives for Fiscal Year 2007 made during the second quarter:

Imperative # 1: Increase quality revenues …selling more commercial and government customers, more product categories, more often.

•                  Core commercial revenues grew 48 percent compared to the second quarter last year and 6 percent sequentially over last quarter.

•                  Monthly buyers grew 14 percent compared to the second quarter last year and 5 percent sequentially over last quarter.

Imperative # 2: Increase diversification and reduce concentration risk …reducing the dependence on any one customer, supplier, facility and/or individual.

We continue to diversify and broaden our business and are less dependent on large cellular carrier-dominated infrastructure expenditures. While cellular accessories and repair components drove a large portion of our year-over-year growth during the quarter, we also experienced strong growth of infrastructure product sales to self-maintained users, technicians and governments, and other test and maintenance product sales.

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Imperative # 3: Grow margins …by executing flawlessly with high productivity.

•                  Our net income as a percentage of revenue reached 1.6 percent compared to 1.2 percent in last year’s second quarter and 1.7 percent last quarter.

•                  Overall gross profit margin was 25.3 percent this quarter compared with 20.6 percent in the same quarter last year and 25.1 percent last quarter.

Imperative # 4: Improve returns …through gains in margins and asset turnover.

•                  Return on average assets was 5.4 percent compared to 5.2 percent in the second quarter of last year and 5.6 percent last quarter.

•                  Return on average equity was 12.2 percent compared to 10.8 percent in the second quarter of last year and 11.2 percent last quarter.

Imperative # 5: Recruit, retain, and develop exceptional leaders and contributors …to assure the capacity, commitment and capability of achieving our goals, today and tomorrow.

During the second quarter, we initiated a dynamic, multi-layered “Get Wired in Wireless - TESSCO…the Place to Build a Career” media campaign utilizing different marketing techniques to broaden our outreach for recruiting the talent that should continue to fuel our growth.

Financial Highlights for the Quarter:

•                  Revenues for the quarter totaled $118.7 million, down 14 percent over the prior-year quarter due to a 97 percent decrease in consumer revenues related to the affinity relationship transitioned in September 2005, but largely offset by a 48 percent increase in commercial and government sales.

•                  Gross profits for the quarter totaled $30.0 million, an increase of 6 percent over the prior-year period, due to a 44 percent increase in commercial and government gross profits, substantially offset by a 90 percent decrease in consumer gross profits.

•                  Net income for the quarter was $1.9 million, or $0.44 per diluted share, compared with $1.7 million and $0.40 per diluted share for the same period of the prior fiscal year.

•                  Within the commercial and government market, second quarter revenues from the self-maintained user, government and reseller channels grew 67 percent year-over-year, while revenues from the public carrier and network operator market showed a 15 percent decrease for the same period.

•                  Network infrastructure product sales and gross profits increased in the second quarter year-over-year by 11 percent and 20 percent, respectively, primarily driven by sales in fixed wireless broadband and WLAN products. The increases in WLAN were largely a result of our acquisition of TerraWave and GigaWave in late April 2006.

•                  Mobile devices and accessories product sales and gross profits in our commercial and government markets increased year-over-year in the second quarter by 112 percent and 69 percent, respectively, primarily as a result of increased sales of accessory products to carrier and independent retail customers.

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•                  Mobile devices and accessories product sales and gross profits in our consumer market decreased 97 percent and 90 percent, respectively, as compared to the same quarter last year, due to the transition of our large affinity relationship.

•                  Installation, test and maintenance product sales and gross profits increased year-over-year by 40 percent and 56 percent, respectively. This year-over-year increase in revenues, gross profits and gross margins was primarily driven by large sales of repair components related to our expanded major repair components relationship. Although second quarter results were somewhat better than we expected, sales and gross profits in this line of business declined 29 percent and 20 percent, respectively, as compared to the first quarter.  As we discussed last quarter, we expected that revenues and gross profits from sales of these repair components would not continue at first quarter levels. We expect that revenues and gross profits from this repair components relationship will again decrease in the third quarter as compared to the second quarter, as this business continues to return to historical levels.

Financial Highlights Year-to-Date:

•                  Revenues for the first six months of fiscal year 2007 totaled $230.6 million, down 19 percent over the first six months of fiscal year 2006, due to a 98 percent decrease in consumer revenues related to the transitioned affinity relationship, but largely offset by a 49 percent increase in commercial and government sales.

•                  Notwithstanding the decrease in revenues, total gross profits for the first six months of fiscal year 2007 grew by 7 percent over the prior-year period.  Gross profits from commercial and government sales increased 44 percent, while gross profits from consumer sales decreased 90 percent, in each case for the first six months this year as compared to last.

•                  Net income for the first six months of fiscal year 2007 was $3.7 million, or $0.87 per diluted share, compared to $2.9 million and $0.69 per diluted share for the same period of fiscal year 2006.

Stock Dividend

On October 19, 2006, our Board of Directors took action to approve a stock dividend pursuant to which each holder of the Company’s common stock on the close of business November 15, 2006 will receive a stock dividend of one additional share for every two outstanding shares held.  TESSCO’s transfer agent will issue the additional shares on November 29, 2006. The market price for TESSCO’s common stock as reported by Nasdaq will reflect the stock dividend beginning November 30, 2006.  The number of authorized shares remains at 15 million.

Mr. Barnhill commented, “This is an exciting transaction for TESSCO and our shareholders. We believe that this stock dividend is an important step for continued diversification of our shareowner base, increasing liquidity and enhancing value for all shareowners.”

Stock Buyback Program

The Company continues to believe that the repurchase of shares, when appropriate, is an excellent use of funds to enhance long-term shareholder value while potentially providing increased liquidity to shareowners.

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During the second quarter, the Company repurchased 632,975 shares of its common stock for approximately $15.8 million. The vast majority of these shares were purchased in one transaction with a large former shareholder. All purchases have been funded through borrowings under the Company’s revolving credit facility and through cash from operations.

Under the stock buyback program, 1,300,000 shares have been authorized for repurchase. As of September 24, 2006, 1,142,478 shares have been purchased under this program at a total cost of approximately $21.7 million, or an average price of $19.02 per share. Accordingly, up to 157,522 shares remain available for repurchase before accounting for the stock dividend discussed above. On September 24, 2006, at the close of the second quarter, approximately 3.6 million shares of the Company’s common stock were outstanding.

Business Outlook

The following statements and the statements above made by Robert Barnhill as to anticipated results and future prospects, are based on current expectations and analysis. These statements are forward-looking, and actual results may differ materially.

At this time, TESSCO has elected to update its annual guidance for fiscal year 2007. The previous guidance was for earnings of $1.35 to $1.55 per share this fiscal year. Considering the six-month earnings per share of $0.87 and our current expectations for the rest of the fiscal year, we now believe that earnings will be in the range of $1.60 to $1.75 per share for the 2007 fiscal year, before the effect of the anticipated stock dividend described above.

Our revised guidance is based on our current expectation that positive momentum will continue in all lines of business with the exception of the installation, test and maintenance line of business, in which the repair components business is expected to return to gross profit levels similar to those experienced during the first nine months of fiscal year 2006 and not continue at the level seen in the first six months of the fiscal year.

A conference call will be held on October 26, 2006, at 10:00 a.m. EDT to discuss the financial results for the second quarter of fiscal year 2007.  The conference call will also be available via Web cast by visiting: http://www.tessco.com/go/pressroom.

TESSCO expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, TESSCO may reiterate the Business Outlook published in this press release. At the same time, TESSCO will keep this press release and Business Outlook publicly available on its Web site (www.tessco.com). However, the Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

About TESSCO

TESSCO Technologies Incorporated is a value-added supplier of the product solutions needed to design, build, run, maintain and use wireless systems. TESSCO is committed to delivering, fast and complete, the product needs of wireless system operators, program managers, contractors, resellers, and self-maintained utility, transportation, enterprise and government organizations. As Your Total Source® supplier of mobile and fixed-wireless network infrastructure products, mobile devices and accessories, and installation, test and maintenance equipment and supplies, TESSCO assures customers of on-time availability, while streamlining their supply chain process and lowering inventories and total costs. To learn more, please visit TESSCO.com.

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Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “believes,” “estimates,” and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward looking. Forward looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading “Risk Factors” and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners which are typically terminable by either party upon several months notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large wireless service carriers and others within the wireless communications industry; the strength of the customers’, vendors’ and affinity partners’ business; economic conditions that may impact customers’ ability to fund or pay for the purchase of our products and services, including credit risk; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; failure of our information technology system or distribution system; technology changes in the wireless communications industry, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our inability to access capital and obtain financing as and when needed; transitional and other risks associated with acquisitions of companies that we may undertake in an effort to expand our business; the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; our inability to protect certain intellectual property, including systems and technologies on which we rely; and our inability to hire or retain for any reason our key professionals, management and staff.

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TESSCO Technologies Incorporated
Consolidated Statements of Income

	Fiscal Quarters Ended			Six Months Ended
	September 24, 2006	September 25, 2005	June 25, 2006	September 24, 2006	September 25, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$118,655,700	$137,632,800	$111,940,300	$230,596,000	$285,956,100
Cost of goods sold	88,625,800	109,266,200	83,855,200	172,481,000	231,567,400
Gross profit	30,029,900	28,366,600	28,085,100	58,115,000	54,388,700
Selling, general and administrative expenses	26,821,100	25,543,500	24,968,100	51,789,200	49,503,300

Income from operations	3,208,800	2,823,100	3,117,000	6,325,800	4,885,400

Interest, net	215,200	29,100	155,300	370,500	67,100
Income before provision for income taxes	2,993,600	2,794,000	2,961,700	5,955,300	4,818,300

Provision for income taxes	1,137,600	1,089,600	1,108,300	2,245,900	1,879,100

Net income	$1,856,000	$1,704,400	$1,853,400	$3,709,400	$2,939,200

Basic earnings per share	$0.45	$0.40	$0.44	$0.90	$0.69

Diluted earnings per share	$0.44	$0.40	$0.43	$0.87	$0.69

Basic weighted average shares outstanding	4,103,500	4,238,300	4,180,500	4,142,000	4,237,500

Diluted weighted average shares outstanding	4,225,300	4,300,300	4,275,800	4,250,600	4,288,700

TESSCO Technologies Incorporated
Consolidated Balance Sheets

	September 24, 2006	March 26, 2006
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$—	$2,286,900
Trade accounts receivable, net	44,415,300	43,576,500
Product inventory	59,344,800	47,615,700
Deferred tax asset	2,396,000	2,396,000
Prepaid expenses and other current assets	3,430,800	2,799,200
Total current assets	109,586,900	98,674,300

Property and Equipment, Net	24,523,900	24,619,800
Goodwill, Net	3,571,200	2,452,200
Other Long-Term Assets	2,539,900	1,054,100
Total assets	$140,221,900	$126,800,400

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$57,685,000	$44,984,000
Accrued expenses and other current liabilities	11,749,100	7,543,400
Revolving credit facility	7,935,400	—
Current portion of long-term debt	355,500	442,500
Total current liabilities	77,725,000	52,969,900

Deferred Tax Liability	2,785,300	2,785,300
Long-Term Debt, Net of Current Portion	4,381,700	4,559,400
Other Long-Term Liabilities	1,362,400	1,379,000
Total liabilities	86,254,400	61,693,600

Shareholders’ Equity:
Preferred stock	—	—
Common stock	50,100	49,600
Additional paid in capital	25,937,000	24,748,700
Treasury stock, at cost	(25,521,700)	(9,521,100)
Retained earnings	53,473,600	49,764,200
Accumulated other comprehensive income	28,500	65,400
Total shareholders’ equity	53,967,500	65,106,800

Total liabilities and shareholders’ equity	$140,221,900	$126,800,400

TESSCO Technologies Incorporated
Supplemental Revenue and Gross Profit Results Summary

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Quarter Ended September 24, 2006:
Commercial/Government Revenue:
Public Carriers and Network Operators	$11,868	$603	$3,016	$15,487
User, Governments and Resellers	31,415	51,005	18,973	101,393
Total Commercial/Government Revenue	43,283	51,608	21,989	116,880
Consumer Revenue	—	1,776	—	1,776
Total Revenue	$43,283	$53,384	$21,989	$118,656

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$2,943	$192	$807	$3,942
User, Governments and Resellers	7,933	10,466	6,846	25,245
Total Commercial/Government Gross Profit	10,876	10,658	7,653	29,187
Consumer Gross Profit	—	843	—	843
Total Gross Profit	$10,876	$11,501	$7,653	$30,030

Change from the Quarter Ended September 25, 2005:
Commercial/Government Revenue:
Public Carriers and Network Operators	(14.7%)	5.6%	(19.6%)	(15.1%)
User, Governments and Resellers	25.1	114.8	58.6	66.7
Total Commercial/Government Revenue	10.9	112.2	40.0	47.8
Consumer Revenue	—	(97.0)	—	(97.0)
Total Revenue	10.9%	(35.6%)	40.0%	(13.8%)

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(8.6%)	12.9%	(13.7%)	(8.8%)
User, Governments and Resellers	35.3	70.3	72.2	57.9
Total Commercial/Government Gross Profit	19.7	68.8	55.8	43.7
Consumer Gross Profit	—	(89.5)	—	(89.5)
Total Gross Profit	19.7%	(20.0%)	55.8%	5.9%

Change from the Quarter Ended June 25, 2006:
Commercial/Government Revenue:
Public Carriers and Network Operators	(3.3%)	(14.3%)	(28.9%)	(10.0%)
User, Governments and Resellers	23.5	23.9	(28.7)	8.8
Total Commercial/Government Revenue	14.8	23.3	(28.7)	5.8
Consumer Revenue	—	17.0	—	17.0
Total Revenue	14.8%	23.1%	(28.7%)	6.0%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	4.6%	(2.5%)	(14.5%)	(0.3%)
User, Governments and Resellers	26.1	23.5	(20.5)	8.0
Total Commercial/Government Gross Profit	19.5	22.9	(19.9)	6.8
Consumer Gross Profit	—	11.4	—	11.4
Total Gross Profit	19.5%	22.0%	(19.9%)	6.9%

TESSCO Technologies Incorporated
Supplemental Revenue and Gross Profit Results Summary

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Six Months Ended September 24, 2006:
Commercial/Government Revenue:
Public Carriers and Network Operators	$24,095	$1,258	$7,266	$32,619
User, Governments and Resellers	56,840	92,253	45,590	194,683
Total Commercial/Government Revenue	80,935	93,511	52,856	227,302
Consumer Revenue	—	3,294	—	3,294
Total Revenue	$80,935	$96,805	$52,856	$230,596

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$5,745	$377	$1,757	$7,879
User, Governments and Resellers	14,164	19,019	15,454	48,637
Total Commercial/Government Gross Profit	19,909	19,396	17,211	56,516
Consumer Gross Profit	—	1,599	—	1,599
Total Gross Profit	$19,909	$20,995	$17,211	$58,115

Change from the Six Months Ended September 25, 2005:
Commercial/Government Revenue:
Public Carriers and Network Operators	(14.8%)	11.2%	(10.7%)	(13.1%)
User, Governments and Resellers	24.5	98.1	98.0	68.9
Total Commercial/Government Revenue	9.5	96.0	69.6	48.8
Consumer Revenue	—	(97.5)	—	(97.5)
Total Revenue	9.5%	(46.5%)	69.6	(19.4%)

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(12.5%)	15.3%	(9.1%)	(10.7%)
User, Governments and Resellers	30.4	59.5	105.6	60.5
Total Commercial/Government Gross Profit	14.2	58.3	82.2	44.4
Consumer Gross Profit	—	(89.5)	—	(89.5)
Total Gross Profit	14.2%	(23.7%)	82.2%	6.9%